Exhibit 99.1

NYSE: WPZ
Date: Aug. 8, 2006
Williams Partners L.P. Reports Second-Quarter 2006 Financial Results
•	2Q Net Income Rises on Strong Processing Margins, Record Storage Volumes

•	Income Reflects Strong Performance From Recently Acquired Four Corners Interest

•	Cash Measures to See Full Benefit of Four Corners Acquisition in 3Q

•	12% Increase in Cash Distribution Reflects Solid Performance From Initial Assets Plus Expected Contribution From Four Corners
     TULSA, Okla. — Williams Partners L.P. (NYSE:WPZ) today announced unaudited second-quarter net income of $10.0 million, or 25 cents per limited-partner unit, compared with net income of $8.6 million during the same period in 2005. Year-to-date through June 30, Williams Partners reported net income of $22.6 million, or 60 cents per limited-partner unit, compared with $15.4 million for the first half of 2005.
     Distributable cash flow for Williams Partners, its 25.1 percent interest in Four Corners and its 40 percent interest in Discovery totaled $15.7 million during the second quarter this year. That amount compares with $16.4 million during the same period in 2005. For the first six months of 2006, Williams Partners reported combined distributable cash flow of $34.2 million, up from $30.2 million for the same period in 2005.
     Adjusted EBITDA for Williams Partners, its 25.1 percent interest in Four Corners and its 40 percent interest in Discovery totaled $17.6 million for the second quarter of 2006, compared with $17.2 million for the same period a year ago. Combined adjusted EBITDA for the first six months of 2006 was $37.3 million, up from $32.6 million a year ago. The slight improvement in the quarterly results reflects the benefit of historically high natural gas liquids margins and a prior-period adjustment to Four Corners’ adjusted EBITDA. These increases were substantially offset by increased general and administrative expense, largely reflecting the costs associated with being a public company; higher operating and maintenance expense, driven largely by an increase in the pace of workovers undertaken to support future volumes; and the absence of a gain from cavern inventories in second-quarter 2005.
     The primary drivers in the quarter-over-quarter decrease in distributable cash flow were the increased costs and expenses mentioned previously. Partially offsetting those factors was the positive effect of Discovery’s increased distributable cash flow, which was driven by historically high natural gas liquids margins.
NYSE:WPZ — 2nd Quarter Results — Aug. 8, 2006 — Page 1 of 5

     The year-over-year increase in the partnership’s distributable cash flow was primarily the result of higher levels of distributable cash flow from both Four Corners and Discovery. For Four Corners, the increase largely was the result of historically high natural gas liquids margins. Four Corners also benefited from a prior-period condensate revenue adjustment. Discovery’s distributable cash flow benefited significantly from incremental volumes in the first quarter that were related to natural gas temporarily stranded as a result of hurricane damage to other parties’ infrastructure.
     Williams Partners on June 20, 2006, completed the acquisition of a 25.1 percent interest in Williams Four Corners LLC from Williams (NYSE:WMB) for $360 million. Because Four Corners was an affiliate of Williams at the time of the acquisition, the transaction was between entities under common control. As a result, Williams Partners’ consolidated financial statements and notes in the Form 10-Q have been restated to reflect the combined historical results of the partnership’s investment in Four Corners throughout the periods presented. Accordingly, we have restated all historical net income, distributable cash flow and adjusted EBITDA amounts in this press release as well to reflect this change.
     The Four Corners business, located in the San Juan Basin of Colorado and New Mexico, gathers approximately 37 percent of the basin’s natural gas production. The assets include 3,500 miles of natural gas gathering pipeline with 6,400 receipt points; two treating plants with 750 million cubic feet of daily capacity; and 400,000 horsepower of compression.
     Distributable cash flow and adjusted EBITDA are key measures of the partnership’s financial performance. Definitions for distributable cash flow and adjusted EBITDA are included in the body of this press release.
Chief Operating Officer Perspective
     “We significantly increased the size and cash-generating power of the partnership in the second quarter with the acquisition of our interest in Four Corners,” said Alan Armstrong, chief operating officer of the general partner of Williams Partners. “Very strong natural gas liquids margins improved performance for both these San Juan Basin assets and our interest in Discovery. Given the global factors that are driving demand for crude oil, those historically high NGL sales margins are continuing to drive higher results into the third quarter. During the second quarter, we also enjoyed the benefit of record storage volumes.
     “We increased the cash distribution to unitholders by 12 percent for the second quarter — a quarter, notably, in which we increased the number of outstanding units by more than 50 percent,” he said.
     “Our desire is to continue to benefit from the economies of scale that Williams’ midstream operations provide and to complement Williams’ midstream strategy focused on reliability of service and operations that are defined by large-scale positions in growth basins,” Armstrong said. “The partnership will pursue and diligently evaluate opportunities that are consistent with that objective.”
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Future Acquisitions
     Williams, which is the general partner of Williams Partners, last week announced that it has a goal of completing additional drop-down transactions with Williams Partners involving gathering and processing assets.
     As Williams referenced in its announcement, the decision by Williams Partners to acquire any assets from Williams, as well as the price and other terms of any significant transaction between Williams and the partnership, will be subject to the approval of the board of directors of Williams Partners’ general partner and its conflicts committee.
     Williams has no obligation to sell assets to Williams Partners. The partnership has no control as to whether or when Williams may elect to offer Williams Partners the opportunity to acquire any such assets.
Increase in Cash Distribution to Unitholders
     Subsequent to the close of the second quarter, the board of directors of the general partner of Williams Partners increased the quarterly cash distribution payable to unitholders to 42.5 cents from 38 cents.
     The increase, announced last month, reflects the expected ongoing positive benefit of Williams Partners’ recently acquired interest in Four Corners. The acquisition closed just 11 days before the close of the second quarter this year. At the time of the June 20 closing, the partnership also increased the number of outstanding limited-partner units to 21.6 million from 14 million.
Distributable Cash Flow and Adjusted EBITDA Definitions
     Williams Partners defines distributable cash flow as net income plus noncash affiliate interest expense, depreciation and accretion, and the amortization of a natural gas contract less the partnership’s equity earnings in Four Corners and Discovery, as well as adjustments for certain noncash, nonrecurring items, plus reimbursements from The Williams Companies, Inc. under an omnibus agreement and less maintenance capital expenditures.
     For Four Corners and Discovery, distributable cash flow is defined as net income plus depreciation and accretion and less maintenance capital expenditures. The partnership’s equity share of Four Corners’ distributable cash flow is 25.1 percent; its share is 40 percent for Discovery.
     Williams Partners defines adjusted EBITDA excluding investment in Four Corners and Discovery as net income plus interest expense and depreciation and accretion, and the amortization of a natural gas contract less the partnership’s equity earnings in Four Corners and Discovery, as well as adjustments for certain noncash, nonrecurring items.
NYSE:WPZ — 2nd Quarter Results — Aug. 8, 2006 — Page 3 of 5

     For Four Corners and Discovery, adjusted EBITDA is defined as net income plus interest (income) expense, depreciation and accretion. The partnership’s equity share of Four Corners’ and Discovery’s adjusted EBITDA is 25.1 percent and 40 percent, respectively.
     Schedules presenting Williams Partners’ consolidated statements of income, segment profit and operating information, as well as schedules reconciling adjusted EBITDA and distributable cash flow to measures included in Generally Accepted Accounting Principles are available on Williams Partners’ Web site at www.williamslp.com and as an attachment to this document.
Today’s Analyst Call
     Williams Partners’ management will discuss the partnership’s second-quarter financial results during an analyst presentation to be webcast live beginning at 10 a.m. Eastern today.
     Participants are encouraged to access the presentation and corresponding slides via www.williamslp.com. A limited number of phone lines also will be available at (800) 289-0544. International callers should dial (913) 981-5533. Callers should dial in at least 10 minutes prior to the start of the discussion. Replay of the second-quarter webcast will be available for two weeks at www.williamslp.com.
Form 10-Q
     The partnership plans to file its Form 10-Q with the Securities and Exchange Commission today. The document will be available on both the SEC and Williams Partners web sites.
About Williams Partners L.P. (NYSE:WPZ)
Williams Partners L.P. primarily gathers, transports and processes natural gas and fractionates and stores natural gas liquids. The general partner is Williams Partners GP LLC. More information is at www.williamslp.com

Contact:	Kelly Swan
Williams (media relations)
(918) 573-6932

Sharna Reingold
Williams (investor relations)
(918) 573-2078
# # #
Williams Partners’ reports, filings and other public announcements might contain or incorporate by reference forward-looking statements — statements that do not directly or exclusively relate to historical facts. You typically can identify forward-looking statements by the use of forward-looking words, such as “anticipate,” believe,” “could,” “continue,” “estimate,” “expect,” “forecast,” “may,” “plan,” “potential,” “project,” “schedule,” “will” and other similar words. These statements are based on our intentions, beliefs and assumptions about future events and are subject to risks, uncertainties and other factors. Actual
NYSE:WPZ — 2nd Quarter Results — Aug. 8, 2006 — Page 4 of 5

results could differ materially from those contemplated by the forward-looking statements. In addition to any assumptions, risks, uncertainties, and other factors referred to specifically in connection with such statements, other risks, uncertainties, and factors could cause our actual results to differ materially from the results expressed or implied in any forward-looking statements. Those risks, uncertainties and factors include, among others: Williams Partners may not have sufficient cash from operations to enable it to pay the minimum quarterly distribution following establishment of cash reserves and payment of fees and expenses, including payments to its general partner; because of the natural decline in production from existing wells and competitive factors, the success of Williams Partners’ gathering and transportation businesses depends on its ability to connect new sources of natural gas supply, which is dependent on factors beyond its control; any decrease in supplies of natural gas could adversely affect Williams Partners’ business and operating results; lower natural gas and oil prices could adversely affect Williams Partners’ fractionation and storage businesses; Williams Partners’ processing, fractionation and storage business could be affected by any decrease in the price of natural gas liquids or a change in the price of natural gas liquids relative to the price of natural gas; Williams Partners depends on certain key customers and producers for a significant portion of its revenues and supply of natural gas and natural gas liquids and the loss of any of these key customers or producers could result in a decline in its revenues and cash available to pay distributions; if third-party pipelines and other facilities interconnected to Williams Partners’ pipelines and facilities become unavailable to transport natural gas and natural gas liquids or to treat natural gas, Williams Partners’ revenues and cash available to pay distributions could be adversely affected; Williams Partners’ future financial and operating flexibility may be adversely affected by restrictions in its indenture and by its leverage; The Williams Companies, Inc.’s credit agreement and Williams’ public indentures contain financial and operating restrictions that may limit Williams Partners’ access to credit; in addition, Williams Partners’ ability to obtain credit in the future will be affected by Williams’ credit ratings; Williams Partners’ general partner and its affiliates have conflicts of interest and limited fiduciary duties, which may permit them to favor their own interest to the detriment of Williams Partners’ unitholders; Williams Partners’ partnership agreement limits its general partner’s fiduciary duties to Williams Partner’s unitholders for actions taken by the general partner that might otherwise constitute breaches of fiduciary duty; even if unitholders are dissatisfied, they cannot remove Williams Partners’ general partner without its consent; unitholders may be required to pay taxes on their share of Williams Partners’ income even if they do not receive any cash distributions from Williams Partners; and Williams Partners’ operations are subject to operational hazards and unforeseen interruptions for which it may or may not be adequately insured. In light of these risks, uncertainties, and assumptions, the events described in the forward-looking statements might not occur or might occur to a different extent or at a different time than we have described. Except as required by securities laws, we undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. Investors are urged to closely consider the disclosures and risk factors in our annual report on Form 10-K filed with the Securities and Exchange Commission on March 3, 2 006 and our quarterly reports on Form 10-Q available from our offices or from our website at www.williamslp.com.
NYSE:WPZ — 2nd Quarter Results — Aug. 8, 2006 — Page 5 of 5

Reconciliation of Non-GAAP Measures
(UNAUDITED)

	2005*			2006
(Thousands)	1st Qtr	2nd Qtr	Y-T-D	1st Qtr*	2nd Qtr	Y-T-D

Williams Partners L.P.
Reconciliation of Non-GAAP “Adjusted EBITDA Excluding Discovery” to GAAP Net income”

Net Income	$6,810	$8,580	$15,390	$12,596	$9,969	$22,565
Interest expense	3,004	2,982	5,986	236	648	884
Interest income	—	—	—	(70)	(110)	(180)
Depreciation and accretion	905	893	1,798	900	900	1,800
Amortization of gas purchase contract	—	—	—	1,354	1,322	2,676
Equity earnings	(8,711)	(7,422)	(16,133)	(12,168)	(10,264)	(22,432)

Adjusted EBITDA Excluding Equity Investments	$2,008	$5,033	$7,041	$2,848	$2,465	$5,313

Williams Four Corners
Reconciliation of Non-GAAP “EBITDA” to GAAP “Net income”

Net Income	$25,895	$26,815	$52,710	$33,415	$31,542	$64,957
Depreciation and amortization	9,726	9,708	19,434	9,814	9,952	19,766

EBITDA — 100%	$35,621	$36,523	$72,144	$43,229	$41,494	$84,723

EBITDA — our 25.1% interest	$8,941	$9,167	$18,108	$10,850	$10,415	$21,265

Discovery Producer Services
Reconciliation of Non-GAAP “EBITDA” to GAAP “Net income”

Net Income	$5,531	$1,727	$7,258	$9,452	$5,868	$15,320
Interest (income)	(284)	(389)	(673)	(626)	(601)	(1,227)
Depreciation and accretion	6,113	6,126	12,239	6,379	6,374	12,753

EBITDA — 100%	$11,360	$7,464	$18,824	$15,205	$11,641	$26,846

EBITDA — our 40% interest	$4,544	$2,986	$7,530	$6,082	$4,656	$10,738

* Because Four Corners was an affiliate of Williams at the time of the acquisition, the transaction was between entities under common control, and has been accounted for at historical cost. Accordingly, these tables have been restated to reflect the combined historical results of our investment in Four Corners throughout the periods presented.

Reconciliation of Non-GAAP Measures
(UNAUDITED)

	2005*			2006
(Thousands)	1st Qtr	2nd Qtr	Y-T-D	1st Qtr*	2nd Qtr	Y-T-D

Williams Partners L.P.
Reconciliation of Non-GAAP “Distributable Cash Flow” to GAAP “Net income (loss)”

Net income	$6,810	$8,580	$15,390	$12,596	$9,969	$22,565
Interest expense — Affiliate (a)	2,805	2,812	5,617	—	—	—
Depreciation and accretion	905	893	1,798	900	900	1,800
Amortization of natural gas purchase contract	—	—	—	1,354	1,322	2,676
Equity earnings	(8,711)	(7,422)	(16,133)	(12,168)	(10,264)	(22,432)
Reimbursements from Williams under omnibus agreement	—	—	—	1,248	1,183	2,431
Maintenance capital expenditures	(212)	(410)	(622)	(1,165)	(1,094)	(2,259)

Distributable Cash Flow Excluding Equity Investments	$1,597	$4,453	$6,050	$2,765	$2,016	$4,781

(a) Distributable cash flow includes the affiliate interest expense associated with the advances from affiliate that were forgiven by Williams in connection with our initial public offering. This interest expense did not result in a cash outlay for the Williams Partners Predecessor entity.

Williams Four Corners
Reconciliation of Non-GAAP “Distributable Cash Flow” to GAAP “Net income”

Net income	$25,895	$26,815	$52,710	$33,415	$31,542	$64,957
Depreciation and amortization	9,726	9,708	19,434	9,814	9,952	19,766
Maintenance capital expenditures (b)	(2,540)	(1,660)	(4,200)	(5,226)	(5,542)	(10,768)

Distributable Cash Flow — 100%	$33,081	$34,863	$67,944	$38,003	$35,952	$73,955

Distributable Cash Flow — our 25.1% interest	$8,303	$8,751	$17,054	$9,539	$9,024	$18,563

(b) Maintenance capital expenditures for Williams Four Corners includes well connection capital.

Discovery Producer Services
Reconciliation of Non-GAAP “Distributable Cash Flow” to GAAP “Net income”

Net income	$5,531	$1,727	$7,258	$9,452	$5,868	$15,320
Depreciation and accretion	6,113	6,126	12,239	6,379	6,374	12,753
Maintenance capital expenditures	(1,866)	(156)	(2,022)	(516)	(506)	(1,022)

Distributable Cash Flow — 100%	$9,778	$7,697	$17,475	$15,315	$11,736	$27,051

Distributable Cash Flow — our 40% interest	$3,911	$3,079	$6,990	$6,126	$4,694	$10,820

* Because Four Corners was an affiliate of Williams at the time of the acquisition, the transaction was between entities under common control, and has been accounted for at historical cost. Accordingly, these tables have been restated to reflect the combined historical results of our investment in Four Corners throughout the periods presented.

Consolidated Statements of Income
(UNAUDITED)

	2005*			2006
(Thousands)	1st Qtr	2nd Qtr	Y-T-D	1st Qtr*	2nd Qtr	Y-T-D

Revenues:
Storage	$4,388	$4,638	$9,026	$5,105	$5,924	$11,029
Fractionation	2,430	2,307	4,737	3,953	2,989	6,942
Gathering	880	766	1,646	733	676	1,409
Product Sales:
Affiliate	2,829	3,679	6,508	6,141	2,902	9,043
Third-party	63	—	63	—	—	—
Other	779	786	1,565	1,131	901	2,032

Total revenues	11,369	12,176	23,545	17,063	13,392	30,455

Cost and expenses:
Operating and maintenance expense:
Affiliate	2,653	2,693	5,346	4,000	3,383	7,383
Third-party	3,075	99	3,174	3,691	3,660	7,351
Product cost	2,735	3,327	6,062	5,723	2,919	8,642
Depreciation and accretion	905	893	1,798	900	900	1,800
General and administrative expense:
Affiliate	687	851	1,538	1,415	1,526	2,941
Third-party	19	27	46	533	595	1,128
Taxes other than income	192	146	338	207	161	368
Other	—	—	—	—	5	5

Total costs and expenses	10,266	8,036	18,302	16,469	13,149	29,618

Operating income	1,103	4,140	5,243	594	243	837

Equity earnings	8,711	7,422	16,133	12,168	10,264	22,432
Interest expense:
Affiliate	(2,805)	(2,812)	(5,617)	(15)	(15)	(30)
Third-party	(199)	(170)	(369)	(221)	(633)	(854)
Interest income	—	—	—	70	110	180

Net income	$6,810	$8,580	$15,390	$12,596	$9,969	$22,565

* Because Four Corners was an affiliate of Williams at the time of the acquisition, the transaction was between entities under common control, and has been accounted for at historical cost. Accordingly, these tables have been restated to reflect the combined historical results of our investment in Four Corners throughout the periods presented.

Segment Profit & Operating Statistics
(UNAUDITED)

	2005*			2006
(Thousands)	1st Qtr	2nd Qtr	Y-T-D	1st Qtr*	2nd Qtr	Y-T-D

NGL Services
Segment revenues	$10,489	$11,411	$21,900	$16,330	$12,716	$29,046
Operating and maintenance expense	5,621	2,523	8,144	7,449	6,812	14,261
Product cost	2,735	3,327	6,062	5,723	2,919	8,642
Depreciation and accretion	605	593	1,198	600	600	1,200
Direct general and administrative expenses	203	271	474	301	235	536
Other	192	146	338	207	166	373

Segment profit	$1,133	$4,551	$5,684	$2,050	$1,984	$4,034

Gathering and Processing
Segment revenues	$880	$765	$1,645	$733	$676	$1,409
Operating and maintenance expense	107	269	376	242	231	473
Depreciation and accretion	300	300	600	300	300	600
Direct general and administrative expenses	—	—	—	2	7	9

Segment operating income	473	196	669	189	138	327
Equity earnings	8,711	7,422	16,133	12,168	10,264	22,432

Segment profit	$9,184	$7,618	$16,802	$12,357	$10,402	$22,759

* Because Four Corners was an affiliate of Williams at the time of the acquisition, the transaction was between entities under common control, and has been accounted for at historical cost. Accordingly, these tables have been restated to reflect the combined historical results of our investment in Four Corners throughout the periods presented.

Operating Information:
Williams Partners:
Conway storage revenues	$4,388	$4,638	$9,026	$5,105	$5,924	$11,029
Conway fractionation volumes (bpd) — our 50%	41,296	37,503	39,389	46,042	39,669	42,838
Carbonate Trend gathered volumes (MMBtu/d)	41,567	35,933	38,735	33,407	29,327	31,356
Williams Four Corners — 100%:
Gathered volumes (MMBtu/d)	1,512,489	1,526,251	1,519,370	1,511,867	1,473,371	1,492,619
Processed volumes (MMBtu/d)	857,867	854,321	856,094	868,200	861,876	865,038
Liquid sales gallons	45,740	38,472	84,212	41,413	43,874	85,287
Net liquids margin (cents/gallon)	$0.32	$0.33	$0.33	$0.37	$0.49	$0.44
Discovery Producer Services — 100%
Gathered volumes (MMBtu/d)	335,727	334,466	335,093	581,788	342,037	459,360
Gross processing margin ($/MMBtu)	$0.21	$0.17	$0.19	$0.16	$0.25	$0.19